Exhibit 99.1

KKR Real Estate Finance Trust Inc. Announces Closing of $1.0 Billion CLO

New York, NY – KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today announced the closing of KREF 2022-FL3, a $1.0 billion managed Commercial Real Estate Collateralized Loan Obligation (“FL3 CRE CLO”) on February 10, 2022. The FL3 CRE CLO finances two mortgage loans and 14 pari passu participation interests in KREF’s loan portfolio, all in the multifamily property segment, and provides KREF with match-term financing on a non-mark-to-market and non-recourse basis. The FL3 CRE CLO features a two-year reinvestment period with an 84.75% advance rate at a weighted average running cost of capital of one-month Term SOFR + 1.71% (before amortized costs).

Patrick Mattson, President and Chief Operating Officer of KREF, stated: “The closing of our $1.0 billion CLO marks KREF’s third CLO issuance, and our second in the past six months as KREF continues to build upon its brand name recognition and strong track record in the CRE CLO market.  The issuance will serve to increase the Company’s match-term financing on a non-mark-to-market and non-recourse basis.”

Wells Fargo Securities, LLC, KKR Capital Markets LLC, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and MUFG Securities Americas Inc. served as co-lead managers and joint bookrunners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. is a real estate finance company that focuses primarily on originating and acquiring senior loans secured by commercial real estate properties. KREF is externally managed and advised by an affiliate of KKR & Co. Inc.  For additional information about KREF, please visit its website at www.kkrreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. The forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statements except as required by law. Information about factors affecting the Company and the forward-looking statements is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

CONTACT INFORMATION

MEDIA CONTACT:
Cara Major or Miles Radcliffe-Trenner
(212) 750-8300
media@kkr.com

INVESTOR RELATIONS CONTACT:
Jack Switala
(212) 763-9048
kref-ir@kkr.com